Exhibit 10.55

STOCK ISSUANCE AGREEMENT

THIS STOCK ISSUANCE AGREEMENT (this “Agreement”) is made as of the             day of             by and between Savara Inc., a Delaware corporation (the “Company”), and             (the “Stockholder”).

All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement or in the Savara Inc. Stock Option Plan (the “Plan”), a copy of which is attached hereto as Exhibit C.

RECITALS

A. Concurrently with entering into this Agreement, the Company is issuing             shares (the “Stock”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) to Stockholder.

B. As a condition of Stockholder’s receipt of the Stock, Stockholder is willing to agree to subject the Stock to the limitations and restrictions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration for the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Unvested Share Repurchase Option. The Company shall have the option (the “Unvested Share Repurchase Option”) to repurchase the Stock to the extent not vested pursuant to subsection 1(a) (“Unvested Shares”).

(a) Vesting of Unvested Shares. The Unvested Share Repurchase Option shall terminate and cease to be exercisable with respect to any and all Stock in which Stockholder vests in accordance with the following schedule:

[Vesting Schedule]

(b) Exercise of Unvested Share Repurchase Option. The Company may exercise the Unvested Share Repurchase Option by written notice to Stockholder or Stockholder’s legal representative within ninety (90) days after the date of termination of Stockholder’s service to the Company (“Termination Date”) (including termination due to death or disability) or after the Company has received notice of an attempted disposition in violation of this Agreement. For the avoidance of doubt, shares of stock held by Stockholder will cease vesting immediately upon the Termination Date. The notice shall indicate the number of Unvested Shares to be repurchased, the repurchase price to be paid per share and the date on which the repurchase is to be effected, such date to be not more than thirty (30) days after the date of such notice.

(c) Payment for Stock and Return of Stock. Payment by the Company to Stockholder shall be made at the Company’s offices (or, at the Company’s election, by mailing such check to the Stockholder) in cash or by check within thirty (30) days after the date of the mailing of the written notice of exercise of the Unvested Share Repurchase Option. The purchase price for the Unvested Shares being repurchased by the Company shall be equal to $0.001 per share, as appropriately adjusted for any stock split, reverse stock split, stock dividend, recapitalization or the like. The certificates representing the Unvested Shares to be repurchased shall be delivered to the Company on the closing date specified for the repurchase. The Company shall cancel the Unvested Shares that the Company has repurchased.

(d) Restrictions on Transfer. Except for any Permitted Transfer, Stockholder shall not transfer, assign, encumber or otherwise dispose of any of the Stock which are subject to the Unvested Share Repurchase Option. In addition, Stock which is released from the Unvested Share Repurchase Option shall not be transferred, assigned, encumbered or otherwise disposed of in contravention of the First Refusal Right or the Market Stand-Off. “Permitted Transfer” shall mean (i) a gratuitous transfer of the Stock to one or more of the Stockholder’s Family Members or to a trust established for Stockholder or one or more such Family Members, provided, and only if, Stockholder obtains the Company’s prior written consent to such transfer; (ii) a transfer of title to the Stock effected pursuant to Stockholder’s will or the laws of inheritance following Stockholder’s death; or (iii) a transfer to the Company in pledge as security for any purchase-money indebtedness incurred by Stockholder in connection with the acquisition of the Stock. “Family Member” means, with respect to Stockholder, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

(e) Legends. The stock certificates for the Stock shall be endorsed with one or more of the following restrictive legends:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SUCH ACT, (B) A “NO ACTION” LETTER OF THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SALE OR OFFER OR (C) SATISFACTORY ASSURANCES TO THE COMPANY THAT REGISTRATION UNDER SUCH ACT IS NOT REQUIRED WITH RESPECT TO SUCH SALE OR OFFER.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE RIGHTS AND RIGHTS OF FIRST REFUSAL GRANTED TO THE COMPANY AND ACCORDINGLY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR IN ANY MANNER DISPOSED OF EXCEPT IN CONFORMITY WITH THE TERMS OF A STOCK ISSUANCE AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). A COPY OF SUCH AGREEMENT IS MAINTAINED AT THE COMPANY’S PRINCIPAL CORPORATE OFFICES.

(f) Assignment. The Company shall have the right to assign the Unvested Share Repurchase Option to such person or persons as it may select.

(g) Acceleration of Vesting.

(i) Notwithstanding the other provisions of this Section 1, and in addition to the shares of Stock that otherwise vest in accordance with Section 1(a), in the event of an Involuntary Termination within the 12 months following the occurrence of a Change in Control (as such term is defined in the Company’s 2008 Stock Option Plan), provided that the Stockholder has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he may then have against the Company or persons affiliated with the Company, the Unvested Shares shall become fully vested.

(ii) For purposes of this Agreement, the following definitions shall apply:

(A) “Cause” shall mean the occurrence of: (I) the willful misconduct or gross negligence in performance of Stockholder’s duties, including Stockholder’s refusal to comply in any material respect with the legal directives of the Board of Directors of the Company or Stockholder’s immediate supervisor so long as such directives are not inconsistent with Stockholder’s position and duties, and such refusal to comply is not remedied within ten (10) working days after written notice from the Company, which written notice shall state that failure to remedy such conduct may result in termination for Cause; (II) dishonest or fraudulent conduct, a deliberate attempt to do an injury to the Company or the conviction of a felony; or (III) a breach of the Proprietary Information and Inventions Agreement entered into with the Company.

(B) “Good Reason” shall be deemed to occur if: (I) there is a material adverse change in Stockholder’s position of employment causing such position to be of materially less stature or of materially less responsibility without Stockholder’s consent; (II) there is a reduction of more than ten percent (10%) of Stockholder’s base compensation unless in connection with similar decreases of other similarly situated employees of the Company, or Stockholder refuses to relocate to a facility or location more than sixty (60) miles from such Stockholder’s principal work site.

(C) “Involuntary Termination” shall mean either (I) involuntary discharge by the Company for reasons other than Cause or (II) voluntary resignation by Stockholder for a Good Reason.

2. Restrictions on Transfer. Stockholder may not sell, transfer, pledge or otherwise dispose of any Unvested Shares still subject to the Unvested Share Repurchase Option.

3. Stock Dividends, Etc. If, from time to time, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding stock of the Company, then in such event any and all new substituted or additional securities to which Stockholder is entitled by reason of Stockholder’s ownership of the Stock acquired pursuant to this Agreement shall be considered Stock and shall be immediately subject to the Unvested Share Repurchase Option and all other terms of this Agreement to the same extent as the Stock owned by Stockholder immediately before such event.

4. Escrow. As security for Stockholder’s faithful performance of the terms of this Agreement and to insure the availability for delivery of the Unvested Shares upon exercise of the Unvested Share Repurchase Option herein provided for, and concurrently with the delivery of this Agreement, Stockholder agrees to deliver a Stock Assignment duly endorsed (with date and number of shares blank) in the form attached hereto as Exhibit A, together with the certificate evidencing the Unvested Shares; such documents are to be held by the Company. Stockholder does hereby irrevocably constitute and appoint the Company as Stockholder’s attorney-in-fact and agent to execute with respect to the Stock all stock certificates, stock assignments or other documents necessary or appropriate to make such Stock negotiable and complete any transaction herein contemplated.

5. Transfers in Violation of Agreement. The Company shall not be required (a) to transfer on its books any shares of Unvested Shares of the Company which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

6. Rights as Stockholder. Subject to the provisions of this Agreement, Stockholder shall, during the term of this Agreement, exercise all rights and privileges of a stockholder of the Company with respect to the Stock prior to any repurchase of Unvested Shares.

7. Market Stand-Off Agreement. Stockholder, and all subsequent holders of the Stock who derive their chain of ownership through a Permitted Transfer from Stockholder, shall not (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any securities of the Company, including (without limitation) shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether now owned or hereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any securities of the Company, including (without limitation) shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether now owned or hereafter acquired), whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of securities, in cash or otherwise without the prior written consent of the Company or its underwriters. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time from and after the effective date of the final prospectus for the offering as may be requested by the Company or such underwriters. In no event, however, shall such period exceed one hundred eighty (180) days, or, if required by such managing underwriters, such longer period of time as is necessary to enable such underwriters to issue a research report or make a public appearance that relates to an earnings release or announcement by the Company within eighteen (18) days before or after the date that is one hundred eighty (180) days after the effective date of the registration statement relating to the initial public offering, but in any event not to exceed 210 days following the effective date of the registration statement relating to such offering, and the Market Stand-Off shall in no event be applicable to any underwritten public offering effected more than two (2) years after the effective date of the Company’s initial public offering. Stockholder agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriter(s) which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Stock until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 7 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Any new, substituted or additional securities which are by reason of any Recapitalization or Reorganization distributed with respect to the Stock shall be immediately subject to the Market Stand-Off, to the same extent the Stock is at such time covered by such provisions. “Recapitalization” shall mean any of the following transactions affecting the Company’s outstanding Common Stock as a class without the Company’s receipt of consideration: any stock split, stock dividend, spin-off transaction, extraordinary distribution (whether in cash, securities or other property), recapitalization, combination of shares, exchange of shares or other similar transaction affecting the Common Stock without the Company’s receipt of consideration.

8. Right of First Refusal.

(a) Grant. The Company is hereby granted the right of first refusal (the “First Refusal Right”), exercisable in connection with any proposed transfer of Stock in which Stockholder has vested in accordance with the provisions of Section 1. For purposes of this Section 8, the term “transfer” shall include any sale, assignment, pledge, encumbrance or other disposition of Stock intended to be made by Owner, but shall not include any transfer of Stock permitted by Section 1(d).

(b) Notice of Intended Disposition. In the event Stockholder or any subsequent holder of the Stock who derive their chain of ownership through a transfer of Stock permitted by Section 1(d) (the “Owner”) of Stock in which Stockholder has vested desires to accept a bona fide third-party offer for the transfer of any or all of such shares (the Stock subject to such offer to be hereinafter referred to as the “Target Shares”), Owner shall promptly (i) deliver to the Company written notice (the “Disposition Notice”) of the terms of the offer, including the purchase price and the identity of the third-party offeror, and (ii) provide satisfactory proof that the disposition of the Target Shares to such third-party offeror would not be in contravention of the provisions set forth in Sections 1, 2 and 7.

(c) Exercise of the First Refusal Right. The Company shall, for a period of twenty-five (25) days following receipt of the Disposition Notice, have the right to repurchase any or all of the Target Shares subject to the Disposition Notice upon the same terms as those specified therein or upon such other terms (not materially different from those specified in the Disposition Notice) to which Owner consents. Such right shall be exercisable by delivery of written notice (the “Exercise Notice”) to Owner prior to the expiration of the twenty-five (25)-day exercise period. If such right is exercised with respect to all the Target Shares, then the Company shall effect the repurchase of such shares, including payment of the purchase price, not more than five (5) business days after delivery of the Exercise Notice; and at such time the certificates representing the Target Shares shall be delivered to the Company.

Should the purchase price specified in the Disposition Notice be payable in property other than cash or evidences of indebtedness, the Company shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If Owner and the Company cannot agree on such cash value within ten (10) days after the Company’s receipt of the Disposition Notice, the valuation shall be made by an appraiser of recognized standing selected by Owner and the Company or, if they cannot agree on an appraiser within twenty (20) days after the Company’s receipt of the Disposition Notice, each shall select an appraiser of recognized standing and the two (2) appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by Owner and the Company. The closing shall then be held on the later of (i) the fifth (5th) business day following delivery of the Exercise Notice or (ii) the fifth (5th) business day after such valuation shall have been made.

(d) Non-Exercise of the First Refusal Right. In the event the Exercise Notice is not given to Owner prior to the expiration of the twenty-five (25) day exercise period, Owner shall have a period of thirty (30) days thereafter in which to sell or otherwise dispose of the Target Shares to the third-party offeror identified in the Disposition Notice upon terms (including the purchase price) no more favorable to such third-party offeror than those specified in the Disposition Notice; provided, however, that any such sale or disposition must not be effected in contravention of the provisions of Sections 1, 2 and 7. The third-party offeror shall acquire the Target Shares subject to the First Refusal Right and the provisions and restrictions of Sections 7 and 8, and any subsequent disposition of the acquired shares must be effected in compliance with the terms and conditions of such First Refusal Right and the provisions and restrictions of Sections 7 and 8. In the event Owner does not effect such sale or disposition of the Target Shares within the specified thirty (30)-day period, the First Refusal Right shall continue to be applicable to any subsequent disposition of the Target Shares by Owner until such right lapses.

(e) Partial Exercise of the First Refusal Right. In the event the Company makes a timely exercise of the First Refusal Right with respect to a portion, but not all, of the Target Shares specified in the Disposition Notice, Owner shall have the option, exercisable by written notice to the Company delivered within five (5) business days after Owner’s receipt of the Exercise Notice, to effect the sale of the Target Shares pursuant to either of the following alternatives:

(i) sale or other disposition of all the Target Shares to the third-party offeror identified in the Disposition Notice, but in full compliance with the requirements of Section 8(d), as if the Company did not exercise the First Refusal Right; or

(ii) sale to the Company of the portion of the Target Shares which the Company has elected to purchase, such sale to be effected in substantial conformity with the provisions of Section 8(c). The First Refusal Right shall continue to be applicable to any subsequent disposition of the remaining Target Shares until such right lapses.

Owner’s failure to deliver timely notification to the Company shall be deemed to be an election by Owner to sell the Target Shares pursuant to alternative (i) above.

(f) Recapitalization/Reorganization.

(i) Any new, substituted or additional securities or other property which is by reason of any Recapitalization distributed with respect to the Stock shall be immediately subject to the First Refusal Right, but only to the extent the Stock are at the time covered by such right.

(ii) In the event of Reorganization, the First Refusal Right shall remain in full force and effect and shall apply to the new capital stock or other property received in exchange for the Stock in consummation of the Reorganization, but only to the extent the Stock are at the time covered by such right.

(g) Lapse. The First Refusal Right shall lapse upon the earliest to occur of (i) the first date on which shares of the Common Stock are held of record by more than five hundred (500) persons, (ii) a determination made by the Board that a public market exists for the outstanding shares of Common Stock, (iii) a firm commitment underwritten public offering, pursuant to an effective registration statement under the 1933 Act, covering the offer and sale of the Common Stock in the aggregate amount of at least twenty million dollars ($20,000,000) or (iv) the closing of a Change in Control. However, the Market Stand Off shall continue to remain in full force and effect following the lapse of the First Refusal Right.

9. Special Tax Election.

(a) Section 83(b) Election. Stockholder understands that Section 83(a) of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount paid for the Unvested Shares and the fair market value of the Unvested Shares as of the date any restrictions on the Unvested Shares lapse. In this context, “restriction” includes the right of the Company to buy back the Unvested Shares pursuant to the Unvested Share Repurchase Option set forth in Section 1 above. Stockholder understands that Stockholder may elect to be taxed at the time the Unvested Shares are purchased, rather than when and as the Unvested Share Repurchase Option expires, by filing an election under Section 83(b) (an “83(b) Election”) of the Code with the Internal Revenue

Service within thirty (30) days from the date of purchase. Even if the fair market value of the Unvested Shares at the time of the execution of this Agreement equals the amount paid for the Unvested Shares, the 83(b) Election must be made to avoid income under Section 83(a) in the future. Stockholder understands that failure to file such an 83(b) Election in a timely manner may result in adverse tax consequences for Stockholder. Stockholder further understands that an additional copy of such 83(b) Election is required to be filed with his or her federal income tax return for the calendar year in which the date of this Agreement falls. Stockholder acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to the purchase of the Unvested Shares hereunder, and does not purport to be complete. Stockholder further acknowledges that the Company has directed Stockholder to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Stockholder may reside, and the tax consequences of Stockholder’s death. Stockholder assumes all responsibility for filing an 83(b) Election and paying all taxes resulting from such election or non-election and the lapse of the restrictions on the Unvested Shares.

THE FORM FOR MAKING THIS ELECTION IS ATTACHED AS EXHIBIT B HERETO. PARTICIPANT UNDERSTANDS THAT FAILURE TO MAKE THIS FILING WITHIN THE APPLICABLE THIRTY (30) DAY PERIOD WILL RESULT IN THE RECOGNITION OF ORDINARY INCOME AS THE FORFEITURE RESTRICTIONS LAPSE.

(b) FILING RESPONSIBILITY. PARTICIPANT ACKNOWLEDGES THAT IT IS PARTICIPANT’S SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON HIS OR HER BEHALF.

10. No Employment Rights. This Agreement is not an employment contract and, and in the event that Stockholder is an employee of the Company, nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company (or a parent or subsidiary of the Company) to terminate Stockholder’s employment for any reason at any time, with or without cause and with or without notice.

11. Miscellaneous.

(a) Further Instruments. Stockholder agrees to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(b) Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery, (ii) when sent by confirmed facsimile, if sent during normal business hours of recipient, or if not, then on the next business day, or (iii) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices to (a) Stockholder shall be sent to the Stockholders’ address as set forth in the Company’s records and (b) the Company shall be sent to:

Savara Inc.

900 S. Capital of Texas Highway, Suite 150

Austin, TX 78746

or at such other address as the Company may designate by advance written notice to Stockholder.

Stockholder generally consents to the delivery of any notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (“Electronic Notice”) at the electronic mail address or the facsimile number as set forth in the books of the Company. To the extent that any notice given via electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted Electronic Notice shall be ineffective and deemed to not have been given. Stockholder agrees to promptly notify the Company of any change in Stockholder’s electronic mail address, but failure to do so shall not affect the foregoing.

(c) Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Stockholder, Stockholder’s heirs, executors, administrators, successors and assigns.

(d) Applicable Law. This Agreement shall be governed by and construed under the laws of the State of Texas in all respects as such laws are applied to agreements among Texas residents entered into and performed entirely within Texas, except for matters of corporate law, which shall be governed by the laws of the State of Delaware. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the County of Travis, Texas.

(e) Entire Agreement; Amendments. This Agreement, together with the exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof superseding all prior written or oral agreements, and no amendment or addition hereto shall be deemed effective unless agreed to in writing by the parties hereto.

(f) Right to Specific Performance. Stockholder agrees that the Company shall be entitled to a decree of specific performance of the terms hereof or an injunction restraining violation of this Agreement, said right to be in addition to any other remedies available to the Company.

(g) Severability. If any provision of this Agreement is held by a court to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way and shall be construed in accordance with the purposes and tenor and effect of this Agreement.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Restriction Agreement as of the date first above written.

“STOCKHOLDER”	“COMPANY” SAVARA INC.
By:
Name:
Signature	Title:

Address:	Address: 900 S. Capital of Texas Highway Suite 150 Austin, TX 78746

SPOUSAL ACKNOWLEDGMENT

The undersigned spouse of Stockholder has read and hereby approves the foregoing Stock Restriction Agreement. In consideration of the Company’s granting Stockholder the right to acquire the Common Stock in accordance with the terms of such Agreement, the undersigned hereby agrees to be irrevocably bound by all the terms of such Agreement, including (without limitation) the right of the Company (or its assigns) to purchase any Common Stock in which Participant is not vested at the time of his or her cessation of Service.

STOCKHOLDER’S SPOUSE

Address:

EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED,             , hereby sells, assigns and transfers unto Savara Inc., a Delaware corporation (the “Company”),             shares of the common stock of the Company, standing in the undersigned’s name on the books of said Company represented by Certificate No.             herewith, and does hereby irrevocably constitute and appoint the Company’s Secretary as attorney to transfer such stock on the books of the Company with full power of substitution in the premises.

Dated:

Name:

Instruction: Please sign but do not fill in any other blanks. The purpose of this assignment is to enable the Company to exercise its repurchase rights as set forth in the Agreement without requiring additional signatures on the part of Stockholder.

EXHIBIT B

SECTION 83(B) TAX ELECTION

SECTION 83(B) ELECTION

This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treas. Reg. Section 1.83 2.

(I) The taxpayer who performed the services is:

Name:
Address:
Taxpayer Ident. No.:

(II)	The property with respect to which the election is being made is shares of the common Stock of Savara Inc.

(III)	The property was issued on , .

(IV)	The taxable year in which the election is being made is the calendar year .

(V)	The property is subject to a repurchase right pursuant to which the issuer has the right to acquire the property at the lower of the purchase price paid per share or the fair market value per share, if for any reason taxpayer’s service with the issuer terminates. The issuer’s repurchase right will lapse in a series of quarterly installments over a four (4) year period ending on December 15, 2019.

(VI)	The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $ per share.

(VII)	The amount paid for such property is $ per share.

(VIII)	A copy of this statement was furnished to Savara Inc. for whom taxpayer rendered the services underlying the transfer of property.

(IX)	This statement is executed on , 20 .

Spouse (if any)	Taxpayer

This election must be filed with the Internal Revenue Service Center with which taxpayer files his or her federal income tax returns and must be made within thirty (30) days after the execution date of the Stock Purchase Agreement. This filing should be made by registered or certified mail, return receipt requested. Optionee must retain two (2) copies of the completed form for filing with his or her federal and state tax returns for the current tax year and an additional copy for his or her records.

EXHIBIT C

Savara Inc. Stock Option Plan